UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2014, Alphatec Spine, Inc. (“Alphatec Spine”), a wholly owned subsidiary of Alphatec Holdings, Inc. (the “Company”) entered a third amendment (the “Third Amendment”) to that certain exclusive license agreement (the “OsseoFix License Agreement”), with Stout Medical Group, L.P. Pursuant to the Third Amendment: (i) the royalty rate paid by Alphatec Spine for the net sales of licensed products is a fixed amount per quarter through December 31, 2016; (ii) the royalty rate starting in 2017 will be increased from 7.0% to 8.5%; (ii) starting in 2017, the minimum royalty obligation is $200,000 per year, with such minimum royalty obligation being further reduced stating in 2018; (iii) the territory is amended so that the United States is removed from the territory in which Alphatec Spine can sell and market licensed products; (iv) all obligations of Alphatec Spine to purse a clinical trial in the United States are deleted; and (v) all milestone payments based on the achievement of certain sales milestones are deleted. Other than as set forth in the Third Amendment, the OsseoFix License Agreement remains in full force and effect. This summary of Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which shall be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously announced, Leslie Cross has retired as President and Chief Executive Officer of the Company. The Company has also previously announced that after his retirement, Mr. Cross will continue to be a member of the board of directors of the Company (the “Board”) and will serve as Non-Executive Chairman thereof. In connection with his service as Non-Executive Chairman of the Board, on July 30, 2014 the Board approved total annual cash compensation in the amount of $75,000 for Mr. Cross and annual equity compensation of $125,000. The equity compensation shall take the form of both nonqualified stock options and restricted stock. This total annual compensation is being provided in lieu of the compensation arrangements applicable to independent directors and takes into consideration the additional time and commitment attendant to the duties of the position of Non-Executive Chairman.

(e) On July 30, 2014, the Board approved an amendment (the “Plan Amendment”) to the Company’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”), to authorize the granting of time-based and performance-based restricted stock units, which represent a contingent entitlement to receive shares of the Company’s common stock, to employees, directors and consultants of the Company under the Plan. Prior to the Plan Amendment, the Plan provided solely for the granting of stock options and restricted stock.

In connection with the approval of the Plan Amendment, the Board approved the grant of performance-based restricted stock units (“PSUs”) under the Plan to certain initial participants, including each of the named executive officers that is currently an employee of the Company. A number of PSUs may be earned and vest after the close of our 2016 fiscal year based upon the achievement of Company performance goals over the period from July 1, 2014 through December 31, 2016; provided that the participant remains employed as of the date of the determination of the achievement of the performance goals. This summary of the Plan Amendment and the form of PSU agreement are both qualified in their entirety by reference to the full text of the Plan Amendment and form of PSU agreement, each of which shall be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: August 5, 2014	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President